Exhibit 23

Independent Auditors’ Report and Consent

The Board of Directors

C-COR.net Corp.:

The audits referred to in our report dated August 8, 2003, included the related financial statement schedule as of June 27, 2003 and for each of the fiscal years in the three-year period ended June 27, 2003, included in this annual report on Form 10-K of C-COR.net Corp. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-32676,  333-75888, 333-82697, 333-87909, 333-90011 and 333-90589) and on Form S-8 (Nos. 2-95959, 33-27440,  33-35208, 33-66590, 333-02505, 333-30982, 333-43592, 333-49826, 333-61226, 333-64040, 333-65805 and 333-89067) of C-COR.net Corp. of our report dated August 8, 2003, with respect to the consolidated balance sheets of C-COR.net Corp. and subsidiaries as of June 27, 2003 and June 28, 2002, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the fiscal years in the three-year period ended June 27, 2003, which report appears in the June 27, 2003 annual report on Form 10-K of C-COR.net Corp. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective June 29, 2002.

KPMG LLP

Harrisburg, Pennsylvania

September 11, 2003